Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2011, relating to the consolidated financial statements and financial statement schedule of Core Molding Technologies, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Core Molding Technologies, Inc. for the year ended December 31, 2010.

/s/ Crowe Horwath LLP
Columbus, Ohio
May 19, 2011